Exhibit 10.1

2841 Dow Avenue, Tustin, California 92780 USA Phone: 714 544 6665 Fax: 714 838 4742 www.cherokeepwr.com

February 29, 2008

Mr. Jeffrey M. Frank

15 Calle de Princesa

Coto de Caza, CA 92679

Re:          Amendment of Severance Agreement

Dear Mr. Frank:

Reference is made to that certain Amended and Restated Severance Agreement between you and Cherokee International Corporation, dated as of December 5, 2006 (the “Agreement”).  The purpose of this letter agreement is to amend certain provisions of the Agreement as follows:

1.             The first paragraph of Section 3 of the Agreement is hereby amended and restated, effective immediately, to read in its entirety as follows:

“(3)                            Severance Payment.  Provided that the Executive is not entitled to any benefits set forth in Section 4 below and subject to the Executive’s having executed and, if applicable, not revoked, a release of claims reasonably satisfactory to the Company (the “Release of Claims”), in the event the Executive’s employment is terminated by the Company other than for Cause, the Executive shall be entitled to the following (collectively, the “Severance Benefits”):  (i) a cash payment, in lieu of any other severance payment pursuant to any other plan or agreement of the Company or any subsidiary thereof to which the Executive is otherwise entitled, of an amount equal to two (2) times his then annual base salary as in effect immediately prior to the date of termination (the “Severance Payment”), and (ii) continued medical, hospitalization, life and other insurance benefits being provided to the Executive and the Executive’s family at the date of termination, for a period of twenty-four (24) months after the date of termination; provided, however, that the Company shall have no obligation to continue to provide the Executive with such insurance benefits for any periods after the date the Executive obtains comparable benefits (with no significant pre existing condition exclusions) as a result of the Executive’s employment in a new position.  Subject to Section 7, the Severance Payment shall be payable in a lump sum within 10 business days following the effective date of the Release of Claims.”

2.             Section 4 of the Agreement is hereby amended and restated, effective immediately, to read in its entirety as follows:

“(4)                            Change in Control Benefit.  Subject to Section 7 and the Executive’s having executed and, if applicable, not revoked, a Release of Claims, in the event the Executive’s employment is terminated (a) by the Company other than for Cause or (b) by the Executive for any reason, in either case within two (2) years following a Change in Control, the Executive shall be entitled to the following (collectively, the “Change in Control Benefits”):  (i) an amount equal to two (2) times his then annual base salary as in effect immediately prior to the date of termination, of which 100% shall be payable in a cash lump sum payment within 10 business days following the effective date of the Release of Claims; (ii) the bonus that would have been due the Executive for the year in which the Executive’s termination of employment occurs, calculated as if the Company achieved financial performance for that year equal to that set forth in the then most recent budget for that year approved by the Board of Directors of the Company, prorated for the number of months worked in the fiscal year the termination occurred (the “Bonus Payment”), payable in a cash lump sum within 10 business days following the effective date of the Release of Claims; (iii) immediate vesting of all outstanding stock options; (iv) continued medical, hospitalization, life and other insurance benefits being provided to the Executive and the Executive’s family at the date of termination, for a period of twenty-four (24) months after the date of termination; provided, however, that the Company shall have no obligation to continue to provide the Executive with such insurance benefits for any periods after the date the Executive obtains comparable benefits (with no significant pre existing condition exclusions) as a result of the Executive’s employment in a new position; (v) a cash payment equal to the amount forfeited by the Executive under the Company’s 401(k) Plan or equivalent plans in effect for the Executive; (vi) the right to utilize the services of a nationally recognized executive placement service of the Executive’s choosing at the Company’s expense in an amount not to exceed $50,000 in the aggregate for the Executive at the Executive’s request, which request may be made at any time within twenty-four (24) months following the date of termination, or, in lieu of the foregoing, the Executive may request a cash lump sum payment from the Company to the Executive in the aforementioned amount for the purpose of arranging and managing his own executive placement services; and (vii) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive for any reason if the Executive’s employment is terminated by the Company without Cause (within the meaning of Section 14(a)) within six (6) months prior to a Change in Control and such termination was in connection with the Change in Control.

The Executive shall not be entitled to the Change in Control Benefits if the Executive’s employment is terminated by the Company for Cause or as a result of the Executive’s death or Disability. Further, the Executive shall not be entitled to the Change in Control Benefits if the Executive is terminated under his then current contract and enters into a similar contract with a successor to the Company, provided that the Executive’s rate of base salary, target annual bonus amount, benefits (including, without limitation severance protections) and other material terms of employment remain substantially similar under the new contract.”

3.             Section 6(c) of the Agreement is hereby amended and restated, effective immediately, to read in its entirety as follows:

“(c)                            Non Solicitation. The Executive, except within the course of the good faith performance of his duties hereunder, shall not at any time while he is in the employ of the Company, any constituent partner of the Company or any of their respective parents, subsidiaries, or affiliates, and for 12 months following the termination of his employment for any reason (the “Restricted Period”), solicit, recruit, request, cause, induce or encourage any individual who is then employed by the Company, was employed by the Company at any time during the 12-month period ending on the Executive’s termination date, any constituent partner of the Company or any of their respective parents, subsidiaries or affiliates to leave the employment of or terminate the relationship with the Company, its constituent partners, their respective parents, subsidiaries, and affiliates, for any reason and/or otherwise encourage to perform work (as an employee, independent contractor or otherwise) for any entity or person (including the Executive) that directly or indirectly competes with the Company at any time during the Restricted Period and/or whose business is or includes the design, manufacture and marketing of power supplies for the datacom, telecom, medical, process-control and other related industries (or any portion thereof).  During the Restricted Period, the Executive will not directly or indirectly through any other person influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any affiliate of the Company to divert their business away from the Company or such affiliate, and the Executive will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.”

4.             Section 10 of the Agreement is hereby amended, effective immediately, to include the following sentence at the end of such Section:

“For purposes of this Agreement, all references to the “Company” shall include references to any “successor” to all or substantially all of the business and/or assets of the Company.”

5.             Section 14(b)(i) of the Agreement is hereby amended by adding the term “equity” at the beginning of such subsection.

6.             Section 14(f) of the Agreement is hereby deleted in its entirety.

7.             Sections 14(g) and 14(h) of the Agreement are hereby renumbered as Sections 14(f) and 14(g), respectively.

This letter agreement does not modify any other terms of the Agreement except as expressly set forth above.

If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to me.

Sincerely,

/s/ Raymond Meyer
Raymond Meyer, Chairman of the Board
Cherokee International Corporation

Acknowledged and Agreed:

/s/ Jeffrey M. Frank
Jeffrey M. Frank